Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated February 23, 2026, with respect to the abbreviated financial statements of the Utica Shale Property and Equipment of Antero Midstream Corporation, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

April 1, 2026